Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 13, 2020	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Fourth Quarter Earnings”

	OMEGA FLEX, INC. (OFLX)
	For the Period Ended December 31,
	Twelve Months		Three Months
	2019	2018	2019	2018

Net Sales	$111,360,000	$108,313,000	$29,733,000	$28,870,000

Net Income attributable to Omega Flex, Inc.	$17,286,000	$20,139,000	$5,553,000	$6,024,000

Earnings Per Share – Basic and Diluted	$1.71	$2.00	$0.55	$0.60

Weighted Average Shares – Basic and Diluted	10,092,266	10,091,822	10,092,982	10,091,822

Kevin R. Hoben, Chairman and CEO, announced that the Company’s Net Sales for 2019 and 2018 were $111,360,000 and $108,313,000, respectively, increasing 2.8%. Net Sales for the three months ended December 31, 2019 were 3.0% higher than the fourth quarter of 2018.

The Company’s Net Income for 2019 was $17,286,000 compared to $20,139,000 during 2018, decreasing $2,853,000 or 14.2%. Income for the fourth quarter of 2019 was 7.8% lower than 2018. The reduction in income for the year is largely generated by increases in several atypical SG&A items: legal costs including those associated primarily with one pending class action case, which the Company is vigorously defending; consulting costs including related to our new product, MediTrac® flexible medical gas piping; and executive compensation accrual for prior equity awards. The same factors impacted the quarterly results, although to a lesser extent. The Company’s gross profit from core operations has however improved over the prior year and the prior quarter.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.